EXHIBIT 3

                      SHARE TRANSFER RESTRICTION AGREEMENT

         THIS SHARE TRANSFER RESTRICTION AGREEMENT (this "Agreement") is entered into as of May 2, 2001 by and among the shareholders (the "Shareholders") of OilQuip Rentals, Inc, a Delaware corporation ("OilQuip"), named on the signature page hereto.

                                 R E C I T A L S

WHEREAS, OilQuip proposes to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Allis-Chalmers Corporation ("A-C") which provides for a merger (the "Merger") of OilQuip with and into a subsidiary of A-C in which A-C will issue to the Shareholders in the aggregate 10,000,000 shares of the Common Stock of A-C (the "A-C Common Stock"), 400,000 shares of which shall be issued on the Effective Date (as defined in the Merger) and 9,600,000 of which shall be issued immediately following the amendment of the certificate of incorporation of A-C to authorize the issuance of such A-C Common Stock;

WHEREAS, in order to assure that the Merger is accorded tax-free treatment, the parties have agreed to execute and deliver this Agreement;

                                A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, the parties hereto hereby agree as follows (capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement):

1.       Restriction on Transfer of Shares Prior to the Effective Time.

         (a) At all times commencing with the execution of this Agreement and until the Expiration Date (as defined in Section 1(c) below), each Shareholder agrees not to, directly or indirectly, except in accordance with subsection (b) of this
                  Section 1, sell, pledge, grant an option with respect to, transfer, assign, pledge, hypothecate or otherwise dispose of in excess of 20% of the Shares (the "Shares") issued to them pursuant to the Merger Agreement or any interest therein, or enter into any commitment relating thereto.

         (b) Notwithstanding subsection (a) above, any Shareholder (a "Transferor") may take an action described in subsection (a) if (i) Shareholders representing a majority of the Shares represented by the Shareholders other than the Transferor consent to such action, based upon a determination that such action will not endanger the tax-free treatment of the Merger, or (ii) the Transferor and Shareholders representing a majority of the Shares represented by the Shareholders other than the Transferor agree to an amendment of this Agreement which permits such transfer and does not endanger the tax-free status of the Merger or increase the transfer restrictions on any Shareholder without such Shareholder's consent.

         (c) This Agreement and all obligations of the parties hereunder and thereunder, shall terminate immediately, without any further action being required, upon the first anniversary of the Effective Date (the "Expiration Date").

2. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants (severally and not jointly) as follows:

(a) This Agreement has been duly executed and delivered by or on behalf of the Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The Shareholder is the registered and beneficial owner of the Shares attributed to such Shareholder in the Merger Agreement free and clear of any lien or encumbrance, or other restriction other than pursuant to this Agreement.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Shareholder or by which it or any of its properties is bound or affected, or
(ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any rights of termination, amendment, acceleration or cancellation of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Shareholder of its obligations under this Agreement.

3.       Miscellaneous.

(a) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (i) personal delivery, (ii) transmitter's confirmation of a receipt of a facsimile transmission, (iii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iv) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the addresses (or at such other address for a party as shall be specified by notice given hereunder) set forth on the signature page hereto.

(b) Each of the parties hereto hereby acknowledges that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Shareholders and to preserve for Shareholders the benefits of the Merger; (ii) such covenants relate to matters which are of a unique character that gives each such representation, warranty, covenant and restriction a unique value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Shareholders which cannot be adequately compensated by a monetary award. Accordingly, Shareholders and the Grantors hereby expressly agree that in addition to all other remedies available at law or in equity, Shareholders shall be entitled, in addition to any other remedy they may have at law or in equity, to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof. The Grantors further agree that neither the Shareholders nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Agreement, and the Grantors irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against the Grantors, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(c) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

(e) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(f) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof.

(g) This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(h) The Shareholder shall execute and deliver, and cause to be executed and delivered, any additional certificates, instruments and other documents, and take and cause to be taken any additional actions, as Shareholders may deem necessary, in the reasonable opinion of Shareholders, to carry out and effectuate the purpose and intent of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RER CORP.
510 Park Avenue, Apt. 10B
Attn: Robert Nederlander
New York, NY 10022

By:         /s/ Robert E. Nederlander
            ------------------------------
            Robert E. Nederlander

Munawar H. Hidayatallah
1875 Century Park East, Suite 600
Los Angeles, CA 90067

/s/ Munawar H. Hidayatallah
---------------------------------
Munawar H. Hidayatallah

Saeed M. Sheikh
Star Trading & Marine, Inc.
1050 17th Street, N.W. Suite 450
Washington, D.C.  20036

/s/ Saeed M. Sheikh
---------------------------------
Saeed  M. Sheikh

John L. Palazzola
1350 E. Flamingo Road, #3090
Las Vegas, Nevada 89119

/s/ John L. Palazzola
--------------------------------
John L. Palazzola

COLEBROOKE INVESTMENTS, INC.
1875 Century Park East
Suite 600
Los Angeles, CA  90067

By:         /s/ Plaiderie Corporate Director
            -----------------------------------
Name:       Plaiderie Corporate Directors
            One Limited
Title:      Director


Jeffrey R. Freedman
220 East 67th Street, #11
New York, NY 10021

/s/ Jeffrey  R. Freedman
-----------------------------
Jeffrey R. Freedman

Howard S. Lorch and Jamie C. Lorch
Prudential Securities
One Houston Center, Ste. 2900
Houston, TX 77010

/s/ Howard S. Lorch
-----------------------------
Howard S. Lorch


/s/ Jamie C. Lorch
-----------------------------
Jamie C. Lorch